UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 11, 2017

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54881	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3800 N Central Avenue, Suite 820, Phoenix, AZ	85012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

ITEM 3.02	Unregistered Sales of Equity Securities.

Effective August 11, 2017, Lithium Exploration Group, Inc. (“we”, “us”, “our”, the “Company”) entered into a Debt Settlement Agreement with each Blue Citi, LLC and Concord Holding Group, LLC. As at August 11, 2017 the Company was indebted to Blue Citi and Concord in the aggregate principal amounts of $2,419,206.95 and $1,670,450.91, respectively (exclusive of accrued interest and penalties), pursuant to various convertible promissory notes issued to Blue Citi and Concord between March, 2014 and June, 2017. Pursuant to the Debt Settlement Agreements, each Blue Citi and Concord has agreed to indefinitely forbear from enforcing its rights pursuant to the promissory notes. In consideration, we have issued to each Blue Citi and Concord warrants to purchase up to $400,000 in shares of our common stock ($800,000 in the aggregate), with 50% of the warrants exercisable at $0.0025 per share, and 50% exercisable at $0.0035 per share. The warrants are exercisable until August 11, 2022 and may also be exercised on a cashless basis. In the event that the closing price of our common stock falls to $0.0005 or less for a period of 3 days during the warrant exercise period, the exercise price of the $0.0025 per share warrants shall adjust to 300% of the lowest trading price during such 3 day period, and the exercise price of the $0.0035 warrants will adjust to 400% of the lowest trading during the 3 day period. As additional consideration for the issuance of securities to Blue Citi and Concord, promissory notes held by them that were convertible into our common stock at 50% discount to market price will instead be subject to a 25% discount to market price.

We issued the above described promissory notes to Concord Holding Group, LLC and Blue Citi, LLC in reliance on Rule 506 of Regulation D of the Securities Act of 1933, as amended, on the basis that each Concord and BlueCiti represented to our company that they are an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

Item 9.01	Financial Statements and Exhibits

10.1	Debt Settlement Agreement dated August 11, 2017 with Concord Holding Group, LLC.

10.2	Debt Settlement Agreement dated August 11, 2017 with Blue Citi, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/Alexander Walsh
Alexander Walsh
President and Director

Date: August 17, 2017